INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 11 to Registration Statement under the Securities Act of 1933 filed under Registration Statement No. 33-41245, of our report dated February 12, 1997 on the financial statements of the Growth Portfolio, the Value and Income Portfolio, the Small to Mid Cap Portfolio, the International Equity Portfolio, the Intermediate Fixed-Income Portfolio, the Short-Intermediate Fixed-Income Portfolio, the Mortgage Securities Portfolio, and the U.S. Government Money Portfolio of Accessor Funds Inc., incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement.




/s/ Deloitte & Touche
DELOITTE & TOUCHE LLP

Dayton, Ohio
April 23, 1997